May 13, 2011

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E., Mail Stop 6010
Washington, DC 20549

Ladies and Gentlemen:

We have reviewed the disclosures concerning Brimmer, Burek & Keelan LLP made by Vertical Health Solutions, Inc. in Item 4.01 of its Current Report on Form 8-K, which we understand will be filed with the Securities and Exchange Commission on the date hereof, and are in agreement with such disclosures.

Very truly yours,

/s/  Brimmer, Burek & Keelan LLP

Brimmer, Burek & Keelan LLP